SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

                          Filed by the Registrant |X|
                 Filed by a Party other than the Registrant |_|

                           Check the appropriate box:

                        |_| Preliminary Proxy Statement
              |_| Confidential, for Use of the Commission Only (as
                         permitted by Rule 14a-6(e)(2))
                         |X| Definitive Proxy Statement
                      |_| Definitive Additional Materials
                   |_| Soliciting Material Under Rule 14a-12

                        DIGITAL DESCRIPTOR SYSTEMS, INC.

                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

               PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

                              |X| No fee required
                |_| Fee computed on table below per Exchange Act

                          Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

|_| Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

                        DIGITAL DESCRIPTOR SYSTEMS, INC.
                           2150 Highway 35, Suite 250
                           Sea Girt, New Jersey 08750

May 20, 2004

DEAR DIGITAL DESCRIPTOR SYSTEMS, INC. STOCKHOLDER:

You are cordially invited to attend the Special Meeting of Stockholders of Digital Descriptor Systems, Inc., a Delaware Corporation ("DDSI"), to be held on Thursday, June 17, 2004, at 10:00 a.m., local time, at DDSI Headquarters, 2150 Highway 35, Suite 250, Sea Girt, NJ 08750, for the following purpose:

      1. To increase the number of authorized shares of our common stock from 150,000,000 to 10,000,000,000.

BECAUSE OF THE SIGNIFICANCE OF THIS PROPOSAL TO THE COMPANY AND ITS SHAREHOLDERS, IT IS VITAL THAT EVERY SHAREHOLDER VOTES AT THE SPECIAL MEETING IN PERSON OR BY PROXY.

The foregoing items of business are more fully described in the Proxy Statement that is attached and made a part of this Notice.

The Board of Directors has fixed the close of business on May 14, 2004 as the record date for determining the stockholders entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof.

All stockholders are cordially invited to attend the Special Meeting in person. Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the meeting, please take the time to vote in one of these ways:

o By mail - fill in, sign and date the enclosed proxy card and return it promptly in the postage-paid envelope.

o By telephone - call the toll-free telephone number on your proxy card to vote by phone.

o Via Internet - visit the web site noted on your proxy card to vote via the Internet.

You may attend the meeting and vote in person even if you have previously voted by proxy in one of three ways listed above. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

By Order of the Board of Directors,

MICHAEL PELLEGRINO, CHAIRMAN OF THE BOARD

                                    IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. IF A QUORUM IS NOT REACHED, THE COMPANY WILL HAVE THE ADDED EXPENSE OF RE-ISSUING THESE PROXY MATERIALS. IF YOU ATTEND THE MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                          THANK YOU FOR ACTING PROMPTLY

                        DIGITAL DESCRIPTOR SYSTEMS, INC.
                           2150 Highway 35, Suite 250
                           Sea Girt, New Jersey 08750

                           NOTICE OF SPECIAL MEETING

                                  May 20, 2004

The Special Meeting of Stockholders of Digital Descriptor Systems, Inc. will be held at DDSI Headquarters, 2150 Highway 35, Suite 250, Sea Girt, New Jersey 08750 on Thursday, June 17, 2004 at 10:00 a.m., local time, for the following purpose:

1. To increase the number of authorized shares of our common stock from 150,000,000 to 10,000,000,000.

Holders of record of common stock at the close of business on May 14, 2004 are the only stockholders entitled to notice of and to vote at the Special Meeting of Stockholders.

Anthony R. Shupin
Secretary

                        DIGITAL DESCRIPTOR SYSTEMS, INC.
                           2150 Highway 35, Suite 250
                           Sea Girt, New Jersey 08750

                                PROXY STATEMENT

                                  May 20, 2004

This Proxy Statement and the accompanying Proxy card are furnished in connection with the solicitation by the Board of Directors of Digital Descriptor Systems, Inc. (the "Company") of proxies to be voted at the Special Meeting of Stockholders (the "Meeting"). The approximate mailing date of this Proxy Statement is May 20, 2004. A Proxy may be revoked at any time before it is voted at the meeting by submitting a later-dated Proxy or by giving written notice of such revocation to the Secretary of the Company. If you do attend the Meeting, you may vote by ballot at the meeting and cancel any Proxy previously given.

                               VOTING SECURITIES

All holders of record of the Company's common stock at the close of business on May 14, 2004 are entitled to vote at the Meeting. Each share entitles the holder to one vote. The persons appointed by the enclosed Proxy card have advised the Board of Directors that it is their intention to vote at the meeting and comply with the instructions on the Proxy cards received from stockholders and, if no contrary instruction is indicated on the Proxy card, in accordance with the recommendations of the Board of Directors on matters brought before the meeting.

VOTING OF PROXIES

When you sign, date and return the enclosed Proxy, the shares represented by the Proxy will be voted in accordance with your directions. You can specify your voting instructions by marking the appropriate boxes on the Proxy card. If your Proxy card is signed and returned without specific voting instructions, your shares of the common stock will be voted as recommended by the directors:

"FOR" the approval to increase the authorized common stock from 150,000,000 shares to 10,000,000,000 shares.

You may revoke your Proxy at any time before it is voted at the Meeting by submitting a later-dated proxy or by giving written notice of revocation to the Secretary of the Company. If you do attend the Meeting, you may vote by ballot at the Meeting and cancel any Proxy previously given.

Abstentions and broker non-votes are counted as shares present for determination of a quorum, but are not counted as "For" or "Against" votes on any item to be voted on and are not counted in determining the amount of shares voted on an item.

The holders of a majority of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum. The vote of the holders of a majority of the stock having voting power present in person or represented by proxy at the meeting is necessary to approve the increase in authorized common stock.

The cost of all solicitation will be borne by the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth current information relating to the beneficial ownership of the common stock of the Company by (i) each person owning beneficially more than 5 percent of the outstanding shares of common stock, (ii) each Director of the Company and (iii) all Executive Officers and Directors of the Company as a group: Percentage of beneficial ownership is based upon 145,958,423 shares of common stock outstanding at May 7, 2004.



                                                         Beneficial Ownership
                                                            of Common Stock
Name and Address                                      --------------------------
Of Beneficial Owner                                      Number          Percent
-------------------                                   ------------       -------
Michael Pellegrino                                     15,335,000          10.5%
Brielle, NJ 08730

Robert Gowell                                           1,916,934          1.31%
Allentown, PA 18104

Anthony R. Shupin                                      15,000,000          10.3%
Sea Girt, NJ 08750

All Officers & Directors                               32,251,934          22.1%
As a Group

        DIRECTORS' PROPOSAL TO INCREASE THE AUTHORIZED SHARES OF COMMON
                    STOCK FROM 150,000,000 TO 10,000,000,000

At the Special Meeting, shareholders will be asked to approve and consent to amend the Company's restated Certificate of Incorporation to increase the number of authorized shares of common stock from 150,000,000 to 10,000,000,000 shares.

The terms of the additional shares of common stock will be identical to those of the currently outstanding shares of common stock. However, because holders of common stock have no preemptive rights to purchase or subscribe for any unissued stock of the Company, the issuance of additional shares of common stock will reduce the current stockholders' percentage ownership interest in the total outstanding shares of common stock. This amendment and the creation of additional shares of authorized common stock will not alter the current number of issued shares. The relative rights and limitations of the shares of common stock will remain unchanged under this amendment.

As of the Record Date, a total of 145,958,423 shares of the Company's currently authorized 150,000,000 shares of common stock are issued and outstanding. The increase of the Company's authorized shares relates to the sale of up to 10,000,000,000 shares of common stock that may be issued to and sold by existing debenture holders and warrant holders upon the conversion of convertible debentures and upon the exercise of warrants. The increase in the number of authorized but unissued shares of common stock would enable the Company, without further stockholder approval, to issue shares from time to time as may be required for proper business purposes, such as raising additional capital for ongoing operations, business and asset acquisitions, stock splits and dividends, present and future employee benefit programs and other corporate purposes.

Under Delaware law, stockholders are not entitled to dissenters' rights of appraisal with respect to this proposal.

The proposed increase in the authorized number of shares of common stock could have a number of effects on the Company's stockholders depending upon the exact nature and circumstances of any actual issuances of authorized but unissued shares. The increase could have an anti-takeover effect, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of the Company more difficult. For example, additional shares could be issued by the Company so as to dilute the stock ownership or voting rights of persons seeking to obtain control of the Company. Similarly, the issuance of additional shares to certain persons allied with the Company's management could have the effect of making it more difficult to remove the Company's current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. The Board of Directors is not aware of any attempt, or contemplated attempt, to acquire control of the Company, and this proposal is not being presented with the intent that it be utilized as a type of anti-takeover device.

The following is a list of material existing contractrual agreements to issue shares of the Company's common stock in connection with convertible debentures and warrants:

On September 30, 2003, DDSI issued $300,000 of 12% convertible debentures and warrants to purchase 2,100,000 shares of the Company's common stock exercisable at $0.005 per share. The debentures are due September 30, 2004. Interest payable on the debentures shall be paid quarterly commencing December 31, 2003. The holders shall have the right to convert the principal amount and interest due under the debentures into shares of DDSI's common stock. The conversion price is the lesser of (1) $.005 and (2) 40% of the average of the lowest three intra-day trading prices of the common stock during the twenty trading days immediately preceding the conversion date.

On March 31, 2003, DDSI issued $125,000 of 10% convertible debentures and warrants to purchase 375,000 shares of the Company's common stock exercisable at $0.01 per share. The debentures are due March 31, 2004. Interest payable on the Debentures shall be paid quarterly commencing March 31, 2003. The holders shall have the right to convert the principal amount and interest due under the debentures into shares of DDSI's common stock. The conversion price is the lesser of (1) $.01 and (2) 50% of the average of the lowest three inter-day sales prices of the common stock during the twenty trading days immediately preceding the applicable conversion date.

On February 27, 2003, DDSI issued $125,000 of 10% convertible debentures and warrants to purchase 375,000 shares of the Company's common stock exercisable at $0.01 per share. The debentures are due February 27, 2004. Interest payable on the Debentures shall be paid quarterly commencing March 31, 2003. The holders shall have the right to convert the principal amount and interest due under the debentures into shares of DDSI's common stock. The conversion price is the lesser of (1) $.01 and (2) 50% of the average of the lowest three inter-day sales prices of the common stock during the twenty trading days immediately preceding the applicable conversion date.

On January 10, 2003, DDSI issued $250,000 of 10% convertible debentures and warrants to purchase 750,000 shares of the Company's common stock exercisable at $0.01 per share. These debentures are due January 10, 2004. Interest payable on the Debentures shall be paid quarterly commencing March 31, 2003. The holders shall have the right to convert the principal amount and interest due under the debentures into shares of DDSI's common stock. The conversion price in effect on any conversion date shall be the lesser of (1) $.01 and (2) 50% of the average of the lowest three inter-day sales prices of the common stock during the twenty trading days immediately preceding the applicable conversion date.

On September 30, 2002, the Company issued $100,000 of 12% convertible debentures and warrants to purchase 300,000 shares of the Company's common stock exercisable at $0.01 per share. These debentures are due September 30, 2003. Interest payable on the Debentures shall be paid quarterly commencing December 31, 2002. The holders shall have the right to convert the principal amount and interest due under the debentures into shares of DDSI's common stock. The conversion price in effect on any conversion date shall be the lesser of (1) $.005 and (2) 50% of the average of the lowest three inter-day sales prices of the common stock during the twenty trading days immediately preceding the applicable conversion date.

On December 31, 2001, the Company issued $500,000 of 12% convertible debentures and warrants to purchase 1,500,000 shares of the Company's common stock exercisable at $0.02 per share. These debentures are due December 31, 2002. Interest payable on the Debentures shall be paid quarterly commencing March 31, 2002. The holders shall have the right to convert the principal amount and interest due under the debentures into shares of DDSI's common stock. The conversion price in effect on any conversion date shall be the lesser of (1) $.043 and (2) 50% of the average of the lowest three inter-day sales prices of the common stock during the twenty trading days immediately preceding the applicable conversion date.

During September 2001, the Company issued $400,000 of convertible debentures. These debentures mature on March 4, 2003; however, the parties have entered into an agreement to extend the maturity date for another year, and accrue interest at 12% per annum. The holder has the right to convert the debentures to common shares at any time through maturity at the conversion price as described in the note agreement.

During April 2001, the Company issued two convertible notes for $100,000 and $15,000, and one convertible note in May 2001 for $40,000 respectively, with interest at 10% per annum. Interest on these notes shall be payable quarterly commencing June 30, 2001. The holder has the right to convert the debentures and interest accrued into shares of the Company's common stock at a conversion price per share that shall be an amount equal to 50% of the mean average price of the common stock for the ten (10) trading days prior to notice of conversion per share.

During March 2001, the Company issued $200,000 of convertible debentures and warrants to purchase 200,000 shares of the Company's common stock to two investors. These debentures mature on March 4, 2003; however, the parties have entered into an agreement to extend the maturity date for another year, and accrue interest at 12% per annum. The holder has the right to convert the debentures to common shares at any time through maturity at the conversion price as described in the note agreement.

On December 28, 2000, DDSI issued warrants to two investors to purchase 400,000 of the Company's common stock. The warrants are exercisable at the lesser of (1) $.08 and (2) 50% of the average of the lowest three inter-day trading prices of the common stock during the twenty trading days immediately preceding the exercise date.

The holders of the convertible debentures and notes may not convert their securities into shares of the Company's common stock if after the conversion, such holder, together with any of its affiliates, would beneficially own over 4.9% of the outstanding shares of the Company's common stock. This percent ownership restriction may be waived by each holder on not less than 61 days notice to the Company. Since the number of shares of the Company's common stock issuable upon conversion of the debentures will change based upon fluctuations of the market price of the Company's common stock prior to a conversion, the actual number of shares of the Company's common stock that will be issued under the debentures cannot be determined at this time. Because of this fluctuating characteristic, we agreed to register a number of shares of the Company's common stock that exceeds the number of the Company's shares of common stock currently beneficially owned by the debenture holders and warrant holders.

Except for the above-referenced, the Company has no other current plans for the issuance of the shares of common stock that the Company is asking its shareholders to authorize the increase.

TRANSACTIONAL EFFECTS ON CAPITALIZATION OF THE COMPANY

The above transactions require the issuance of a greater number of shares of common stock then the Company has authorized. The following table consolidated the above-transactions according to their relationship between the exercise/conversion price and the market price of the Company's common stock at May 7, 2004.

----------------------------------------------------------------------------------------------------
Security                                  Common          Current                   Number of Shares
                                          Stock's         Conversion/Exercise       Issuable
                                          Current         Price
                                          Market Price
----------------------------------------------------------------------------------------------------
September 30, 2003 debentures             $ 0.002         $0.0008 (1)              375,000,000
September 30, 2003 warrants               $ 0.002         $0.005                     2,100,000
March 31, 2003 debentures                 $ 0.002         $0.001 (2)               125,000,000
March 31, 2003 warrants                   $ 0.002         $0.01                        375,000
February 27, 2003 debentures              $ 0.002         $0.001 (2)               125,000,000
February 27 2003 warrants                 $ 0.002         $0.01                        375,000
January 10, 2003 debentures               $ 0.002         $0.001 (2)               275,000,000
January 10, 2003 warrants                 $ 0.002         $0.01                        750,000
September 30, 2002 debentures             $ 0.002         $0.001 (2)               100,000,000
September 30, 2002 warrants               $ 0.002         $0.01                        300,000
December 31, 2001 debentures              $ 0.002         $0.001 (3)               500,000,000
December 31, 2001 warrants                $ 0.002         $0.02                      1,500,000
September 2001                            $ 0.002         $0.001 (2)               400,000,000
April 2001 debentures                     $ 0.002         $0.001 (2)               155,000,000
March 2001 debentures                     $ 0.002         $0.001 (2)               200,000,000
March 2001 warrants                       $ 0.002         $0.01                        200,000
December 28, 2000 warrants                $ 0.002         $0.001                       400,000
----------------------------------------------------------------------------------------------------
Total at current market price:                                                   2,261,000,000

Total at a 25% of the current market price:                                      2,625,000,000

Total at a 50% of the current market price:                                      4,200,000,000

Total at a 75% of the current market price:                                      7,000,000,000
----------------------------------------------------------------------------------------------------

(1) Based on the conversion price of the lesser of $0.005 and 40% of the average of the three lowest intra-day trading prices during the twenty trading days prior to conversion.
(2) Based on the conversion price of the lesser of $0.01 and 50% of the average of the three - lowest intra-day trading prices during the twenty trading days prior to conversion.
(3) Based on the conversion price of the lesser of $0.043 and 40% of the average of the three lowest intra-day trading prices during the twenty trading days prior to conversion.

RISKS RELATING TO THE CONVERTIBLE DEBENTURES AND WARRANTS

THE ISSUANCE OF SHARES UNDERLYING THE CONVERTIBLE DEBENTURES AND WARRANTS WILL RESULT IN DILUTION TO EXISTING SHAREHOLDERS. The number of shares of common stock issuable upon conversion of the convertible debentures and warrants may increase if the market price of our stock declines. The issuance of shares upon conversion of the convertible debentures and exercise of outstanding warrants will also cause immediate and substantial dilution to our existing stockholders and may make it difficult for the Company to obtain additional capital.

The following gives examples of the number of shares that would be issued if the $2,100,000 of debentures described above were converted at one time at prices representing 75%, 50%, and 25% of the current market price :

 As of March 22, 2004, we had 145,958,423 shares of common stock outstanding.

      - 25% of current stock price: Conversion of DDSI's debentures at 25% of the current stock price would result in a debenture conversion rate of $.0008. To convert the $2,100,000 of convertible debentures would require approximately 2,625,000,000 shares of DDSI's common stock.

      - 50% of current stock price: Conversion of DDSI's debentures at 50% of the current stock price would result in a debenture conversion rate of $.0005. To convert the $2,100,000 of convertible debentures would require approximately 4,200,000,000 shares of DDSI's common stock.

      - 75% of current stock price: Conversion of DDSI's debentures at 75% of the current stock price would result in a debenture conversion rate of $.0003. To convert the $2,100,000 of convertible debentures would require approximately 7,000,000,000 shares of DDSI's common stock


THE CONTINUOUSLY ADJUSTABLE CONVERSION PRICE FEATURE OF THE COMPANY'S CONVERTIBLE DEBENTURES COULD REQUIRE IT TO ISSUE A SUBSTANTIALLY GREATER NUMBER OF SHARES, WHICH WILL CAUSE DILUTION TO OUR EXISTING STOCKHOLDERS. The Company's obligation to issue shares upon conversion of our convertible securities is essentially limitless. As sequential conversions and sales take place, the price of the Company's securities may decline and if so, its convertible debenture holders would be entitled to receive an increasing number of shares, which could then be sold, triggering further price declines and conversions for even larger numbers of shares. All of the shares, including all of the shares issuable upon conversion of the debentures and upon exercise of the Company's warrants, may be sold without restriction.

DDSI MAY NOT GAIN SHAREHOLDER APPROVAL FOR THE INCREASE IN AUTHORIZED SHARES WHICH COULD RESULT IN THE SHUTDOWN OF OPERATIONS. The failure to increase the number of authorized shares would result in DDSI's inability to fulfill its contractual commitment to the convertible debenture holders to increase its number of authorized shares. This inability to convert the debentures would trigger the default clause contained in the debentures. Contractually DDSI would be obligated to pay the debenture holders a default payment amounting to the then outstanding principal amount of the debentures plus accrued and unpaid interest on the unpaid principal of the debentures plus a pro-rated default interest rate on the default payment amount. In addition, DDSI may be subject to liquidated damages as a result of an inability to honor a debenture holder's conversion request. The inability of DDSI to meet its contractual obligations to the debenture holders would most likely result in some sort of legal action from the debenture holders, which would result in the shutdown of operations.

DDSI'S OVERHANG AFFECT OF THE DEBENTURE HOLDERS CONVERSION AND SUBSEQUENT RESALE OF COMMON STOCK ON THE MARKET COULD RESULT IN LOWER STOCK PRICES. Overhang can translate into a potential decrease in DDSI's market price per share. The common stock underlying unconverted debentures represents overhang. These debentures are converted into common stock at a discount to the market price, providing the debenture holder the ability to sell his or her stock at or below market and still make a profit. If the share volume cannot absorb the discounted shares, DDSI's market price per share will likely decrease. As the market price decreases, each subsequent conversion will require a larger quantity of shares to be issued.

DDSI is required to reserve 200% of the estimated maximum number of shares of common stock which would be issuable upon conversion in full of the debentures and warrants. This amount will be reserved upon shareholder approval to increase the number of authorized shares. We can provide no assurance as to how many shares we will ultimately need to issue upon the conversion of the debentures.

SHORT SELLING COMMON STOCK BY WARRANT AND DEBENTURE HOLDERS MAY DRIVE DOWN THE MARKET PRICE OF OUR STOCK. Warrant and debenture holders may sell shares of DDSI's common stock on the market before exercising the warrants or converting the debentures. The stock is usually offered at or below market since the warrant and debenture holders receive stock at a discount to market. Once the sale is completed the holders may exercise or convert a like dollar amount of shares. If the stock sale lowered the market price upon exercise or conversion, the holders would receive a greater number of shares than they would have absent the short sale. This pattern may result in the spiraling down of our stock's market price.

                                 OTHER MATTERS

The Board of Directors of the Company does not intend to bring any other matters before the Special Meeting and does not know of any other matter that may be brought before the Special Meeting.

A copy of the Company's Form 10-KSB/A for the year ended December 31, 2003 may be obtained by written request from Anthony R. Shupin, President and Chief Operating Officer, at the Company, 2150 Highway 35, Suite 250, Sea Girt, New Jersey 08750 19030.

The above Notice and Proxy Statement are sent by order of the Board of Directors.

By order of the Directors

Anthony R. Shupin
Secretary

Dated:  May 20, 2004

PROXY                                                                      PROXY



                        DIGITAL DESCRIPTOR SYSTEMS, INC.

             PROXY FOR SPECIAL MEETING TO BE HELD ON JUNE 17, 2004 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Anthony R. Shupin, as proxy, with the power to appoint his substitute, to represent and to vote all the shares of common stock of Digital Descriptor Systems, Inc. (the "Company"), which the undersigned would be entitled to vote, at the Company's Special Meeting of Stockholders to be held on June 17, 2004 and at any adjournments thereof, subject to the directions indicated on the reverse side hereof.

In their discretion, the proxy is authorized to vote upon any other matter that may properly come before the meeting or any adjournments thereof.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE, BUT IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR THE PROPOSALS LISTED ON THE REVERSE SIDE.

IMPORTANT--This Proxy must be signed and dated on the reverse side.

--------------------------------------------------------------------------------

THIS IS YOUR PROXY

YOUR VOTE IS IMPORTANT!

Dear Stockholder:

We cordially invite you to attend the Special Meeting of Stockholders of Digital Descriptor Systems, Inc. at DDSI Headquarters, 2150 Highway 35, Suite 250, Sea Girt, New Jersey 08750 on Thursday, June 17, 2004 at 10:00 a.m., local time.

Please read the proxy statement which describes the proposals and presents other important information, and complete, sign and return your proxy promptly in the enclosed envelope.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL



                                         FOR     AGAINST    ABSTAIN

1. To increase the authorized common
stock to 10,000,000,000                  [_]     [_]        [_]


If you plan to attend the Special Meeting please mark this box [_]

Dated:________________, 2004

Signature ______________________________________________________________________

Name (printed) _________________________________________________________________

Title __________________________________________________________________________
Important: Please sign exactly as name appears on this proxy. When signing as attorney, executor, trustee, guardian, corporate officer, etc., please indicate full title.
--------------------------------------------------------------------------------
FOLD AND DETACH HERE